Exhibit 99.1

NEWS RELEASE
For Immediate Release	OTCQX: SHWZ

SCHWAZZE CLOSES ACQUISITION OF SOUTHERN COLORADO GROWERS

Acquisition Substantially Increases Cultivation Capabilities;

Provides Major Boost to Wholesale Supply of Distillate to Colorado CPG Manufacturers

DENVER, CO – July 22, 2021 – Schwazze, (OTCQX:SHWZ) ("Schwazze" or the “Company"), announced that it has closed the transaction to acquire the assets of Southern Colorado Growers (“SCG”) in Huerfano County, Colorado; previously announced June 1, 2021. The acquisition includes 34 acres of land with outdoor cultivation capacity, as well as indoor, greenhouse, and hoop house cultivation facilities and equipment. This purchase continues Schwazze’s expansion in Colorado and, is the company’s first major move into cultivation, which will provide high-end, premium cannabis directly to its Star Buds dispensaries and significant production of biomass for its PurpleBee’s extraction and manufacturing facility. PurpleBee’s is Colorado’s largest supplier of wholesale distillate for the CPG market, providing high quality distillate to leading vaporizer, concentrates and edibles companies.

The consideration for the acquisition is $6.8 million for the business and $4.5 million for the real estate and farm assets. Total consideration of $11.3 million was paid as $5.9 million of cash and $5.4 million in Schwazze common stock upon closing.

Schwazze has major expansion plans for SCG, which includes the buildout of cultivation capacity over the next four quarters. SCG produces premium flower with approximately 30 strains and has won multiple Connoisseur Cup awards for select strains in 2020 (Best Hybrid Flower – Banger & Mac) and 2021 (Best Rec Hybrid – The Mac).

“Our team is excited to add SCG, a premier cannabis cultivator, to our growing platform. This acquisition will provide premium quality flower to our 17 Star Buds Colorado locations. In addition, the SCG garden will significantly increase our capability to produce a substantial amount of biomass for our Purplebee’s distillate manufacturing operation, which will benefit the entire cannabis industry throughout the state. The addition of SCG to our portfolio is expected to provide a positive margin impact for Schwazze,” said Justin Dye, Schwazze’s CEO.

About Schwazze

Schwazze (OTCQX: SHWZ) is building the premier vertically integrated cannabis company in Colorado and plans to take its operating system to other states where it can develop a differentiated leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices. Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc.

Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth.

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Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “plan,” “will,” “may,”, “predicts,” or similar words. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (vi) our ability to successfully execute our growth strategy in Colorado and outside the state, (vii) our ability to consummate the acquisition described in this press release or to identify and consummate future acquisitions that meet our criteria, (viii) our ability to successfully integrate acquired businesses and realize synergies therefrom, ({ix) the ongoing COVID-19 pandemic, (x) the timing and extent of governmental stimulus programs, and (xi) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors

Joanne Jobin

Investor Relations

Joanne.jobin@schwazze.com

647 964 0292

Media

Julie Suntrup, Schwazze

Vice President | Marketing & Merchandising

julie.suntrup@schwazze.com

303 371 0387

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